Exhibit 5.1

February 27, 2018
Harris Corporation
1025 West NASA Blvd.
Melbourne, Florida 32919

Re:    Harris Corporation — Registration Statement on Form S-3
Senior Debt Securities

Ladies and Gentlemen:

We have acted as special counsel to Harris Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of $300,000,000 aggregate principal amount of the Company’s Floating Rate Notes due February 2019 (the “Notes”). The Notes are being issued under that certain Indenture, dated as of September 3, 2003 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to The Bank of New York, as trustee. The Notes are to be sold as set forth in the Company’s automatic shelf Registration Statement on Form S-3 (Registration No. 333-213408) (the “Registration Statement”) filed on August 31, 2016, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), the Prospectus dated August 31, 2016 (the “Base Prospectus”), the Prospectus Supplement dated February 23, 2018 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), and pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated February 23, 2018, between the Company and Citigroup Global Markets Inc., on behalf of the several underwriters named therein.

In connection with the foregoing, we have examined certain records of the Company, certificates of public officials and representatives of the Company, and such other documents as we have deemed relevant for the purposes of the opinions set forth herein.

With respect to various factual matters material to the opinions express below, we have relied upon certificates and information furnished by public officials and representatives of the Company.

We have assumed without inquiry or investigation: (i) the legal capacity of each natural person executing the agreements described herein; (ii) the full power and authority of each entity

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Harris Corporation
February 27, 2018

_______________________________

other that the Company to execute, deliver and perform such agreements and each document executed and delivered or to be executed and delivered in connection therewith; (iii) the due authorization, execution and delivery by each entity other than the Company of each such agreement and each document executed and delivered or to be executed and delivered by such entity; (iv) that there has been no undisclosed modifications of any provision of any document reviewed by us in connection with the rendering of this opinion letter and no undisclosed prior waiver of any right or remedy contained in any of the documents; (v) the genuineness of each signature; (vi) the completeness of each document submitted to us; (vii) the authenticity of each document reviewed by us as an original; (viii) the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; and (ix) that each certificate or copy of a public record furnished by public officials is accurate, complete and authentic.

In addition, we have assumed that the terms of the Notes will have been established so as not to violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company is a party or to which its property is subject, (ii) any law, rule or regulation to which the Company or any of its property is subject, (iii) any judicial or administrative order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered in accordance with the Underwriting Agreement upon payment of the consideration therefor provided for therein, such Notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Our opinions are limited to matters governed by the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

We hereby consent to the filing of this opinion letter as an exhibit to the above-referenced Registration Statement or the Company’s Current Report on Form 8-K to be filed on or about February 27, 2018, and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons

Harris Corporation
February 27, 2018

_______________________________

whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP